Exhibit 99.1

ITG RELEASES FEBRUARY 2015 U.S. TRADING VOLUMES

NEW YORK, March 9, 2015 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that February 2015 U.S. trading volume was 3.5 billion shares and average daily volume (ADV) was 185 million shares.  This compares to 3.6 billion shares and ADV of 179 million shares in January 2015 and 3.1 billion shares and ADV of 165 million shares in February 2014.  There were 19 trading days in both February 2015 and February 2014 and 20 trading days in January 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

February 2015	19	3,513,898,976	184,942,051	90,540,716	267	16,762,216	16,891	36,146

Year-to-Date:	39	7,087,805,483	181,738,602	90,200,421	267	17,806,077	16,854	36,569

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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